Exhibit 99.1

PRESS RELEASE

MACKINAC FINANCIAL CORPORATION ANNOUNCES CONTINUANCE OF STOCK BUYBACK PROGRAM

For Release:	April 29, 2015
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC)(the “Corporation”), the bank holding company for mBank, today announced that on April 28, 2015, its Board of Directors authorized the continuance of the common stock repurchase program, which was previously approved for $1,200,000. The authorization of the continuance increases this prior approval by $750,000.

Under this program, the Corporation is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws.  Depending on market conditions and other factors, repurchases may be made at any time from time to time, without prior notice.  The company may suspend or discontinue the program at any time.

In connection with the repurchase program, the Corporation has entered into a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 by which the Corporation authorized the repurchase of common stock at certain designated prices.  However, the trading plan does not require that any shares be repurchased.  The shares repurchase program will continue to be in effect following the expiration of the trading plan or the date on which purchases are completed.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $720 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 17 branch locations; thirteen in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.